                        AMERICAN EXPLORATION COMPANY
                            1331 Lamar, Suite 900
                          Houston, Texas 77010-3088



                                                            October 30, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


          Re:   American Exploration Company
                Prospectus Supplement No. 45 to
                Registration Statement on Form S-3
                (Reg. No. 33-54561)


Ladies and Gentlemen:

          On behalf of American Exploration Company, a Delaware corporation (the "Company"), transmitted herewith for filing under Rule 424(b)(3) of the Securities Act of 1933, as amended, is one copy of the referenced Prospectus Supplement No. 45 (the "Prospectus Supplement"). This filing has been effected through the Securities and Exchange Commission's EDGAR electronic filing system.

          Please telephone collect the undersigned, Mr. John M. Hogan, the Chief Financial Officer of the Company, at (713) 756-6221 with any questions or statements you may have regarding the Prospectus Supplement.

                                       Very truly yours,

                                       /s/ JOHN M. HOGAN
                                       ________________________
                                       John M. Hogan
                                       Senior Vice President and
                                       Chief Financial Officer


cc:   Ms. Lisa Hackman
      American Stock Exchange
      86 Trinity Place
      14th Floor, Securities Division
      New York, New York 10006-1881


      Mr. Peter Canada
      National Association of
       Securities Dealers, Inc.
      1735 K Street, N.W.
      Washington, D.C. 20006

PROSPECTUS SUPPLEMENT NO. 45, DATED OCTOBER 30, 1996                PURSUANT TO
----------------------------------------------------             RULE 424(B)(3)
(TO PROSPECTUS DATED OCTOBER 3, 1994)                         REG. NO. 33-54561

                              800,000 DEPOSITARY SHARES,
             4,000 SHARES OF $450 CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                        AND
                          1,777,778 SHARES OF COMMON STOCK

                             AMERICAN EXPLORATION COMPANY

   The following beneficial owner of Depositary Shares has requested the Company to file a Prospectus Supplement identifying it as a Selling Securityholder. The information concerning such Selling Securityholder has been provided by such Selling Securityholder.

                                    NO. OF      NO. OF DEPOSITARY     % OF OUTSTANDING      % OF OUTSTANDING
   SELLING                        DEPOSITARY          SHARES          DEPOSITARY SHARES     DEPOSITARY SHARES
SECURITYHOLDER                   SHARES OWNED    THAT MAY BE SOLD         BEFORE SALE           AFTER SALE
--------------                   ------------    ----------------     -----------------     -----------------
Philip H. Geier
Lehman Brothers Inc.
625 Madison Ave., 5th Floor
New York, NY 10022                  10,000              10,000                 1.25%                 0.0%
                                    ------              ------                 -----               -----

   Total                            10,000              10,000                 1.25%                 0.0%
                                    ======              ======                 =====               =====

   Additional Selling Securityholders or other information concerning the Selling Securityholder listed above may be set forth in subsequent Prospectus Supplements from time to time. As a result of such additional Prospectus Supplements, the total amount of Depositary Shares offered for the account of Selling Securityholders may increase further, up to a maximum of 800,000 Depositary Shares.